COMCAST CORPORATION

NEWS RELEASE



--------------------------------------------------------------------------------

Contact:
John R. Alchin, Senior Vice President and Treasurer    (215) 981-7503
William E. Dordelman, Vice President, Finance          (215) 981-7550
Marlene S. Dooner, Senior Director, Investor Relations (215) 981-7392

FOR IMMEDIATE RELEASE

                  COMCAST CORPORATION SELLS CELLULAR TELEPHONE
                          OPERATIONS FOR $1.7 BILLION

             Comcast to focus on core cable and content operations

Philadelphia, PA -- January 20, 1999 - Comcast Corporation today announced that it has entered into a definitive agreement to sell its wholly owned subsidiary, Comcast Cellular Corporation, to SBC Communications Inc. for approximately $1.7 billion, including the assumption of approximately $1.3 billion of debt. Consummation of the sale is subject to certain customary conditions, including Hart-Scott-Rodino clearance and regulatory approvals. Comcast and SBC expect to complete the transaction in the third quarter of 1999.

Brian L. Roberts, President of Comcast Corporation, stated, "This transaction makes strategic sense for both Comcast and SBC. We are proud of the market leadership position we established in cellular during our ten-year ownership period but, with this sale, we acknowledge the trend toward national and global competitors in the wireless industry. We will now focus on our core cable and content businesses as we move forward with the launch of new products and initiatives in both areas. In addition, this transaction will further strengthen our balance sheet. Pro forma for this sale as of September 30, 1998, Comcast's leverage ratio (defined as debt divided by operating cash flow) would have declined from 3.8 to 3.4 times. Our annual interest expense will also be reduced as a result of this transaction by roughly 20%."


Comcast Corporation (www.comcast.com) is principally engaged in the development, management and operation of broadband cable networks and the provision of content through principal ownership of QVC, Comcast-Spectacor and Comcast SportsNet, a controlling interest in E! Entertainment Television and through other programming investments.

Comcast's Class A and Class A Special Common Stock are traded on The Nasdaq Stock Market under the symbols CMCSA and CMCSK, respectively.


                                      ####